Exhibit 99.1

FOR RELEASE:		May 9, 2011

Contact:	Douglas J. Glenn
Executive Vice President, General Counsel and
Chief Operating Officer
(757) 217-3634

HAMPTON ROADS BANKSHARES ANNOUNCES THREE SENIOR APPOINTMENTS TO SPECIAL ASSETS TEAM

Industry veterans bring decades of combined lending experience in Hampton Roads region

Norfolk, Virginia, May 9, 2011:  Hampton Roads Bankshares, Inc. (NASDAQ:  HMPRD) (the “Company”), the holding company for Bank of Hampton Roads and Shore Bank, today announced that veteran banking executives Russell A. Carter, Michael K. Imperial, and Alvin D. Woods have joined the Company as Senior Vice Presidents and Special Asset Officers.  They will be responsible for analyzing problem credits, developing courses of action to resolve troubled loans and executing strategies to optimize resolution of classified assets.  They will be based in Norfolk and will report to Paul Driscoll, Senior Vice President, Associate General Counsel and Director of Special Assets.

“A key objective in our plan to return to profitability and create value for our shareholders is to efficiently and effectively resolve our non-performing assets and maximize the value of our existing loan portfolio,” said John A. B. “Andy” Davies, Jr., the Company’s President and Chief Executive Officer.  “We are also working diligently to ensure that we have a strong lending team and framework in place for the future.  I have known and worked with Russell, Mike and Al for many years.  They bring over a century of combined lending experience in our regions and I am confident that they will help us achieve both objectives.”

Mr. Carter has 37 years of banking experience in the Hampton Roads area.  Prior to joining the Company, he spent twenty seven years at Bank of America and its predecessor institutions NationsBank and Sovran Bank, most recently as a Senior Vice President and Credit Products Officer focusing on residential land development and construction loans.  Prior to that, Mr. Carter was a Senior Vice President and Residential Relationship Manager, responsible for a residential loan portfolio that grew from $20 million to exceed $100 million in size during his tenure.  Prior to working for Bank of America, he spent ten years in branch operations at Virginia National Bank.  Mr. Carter graduated from the College of William and Mary with a Bachelor of Arts in Business Administration.

With four decades of banking experience in the Hampton Roads area, Mr. Imperial served for the past five years as Senior Vice President of Commercial Lending at Bank @Lantec in Virginia Beach, where he focused on the bank’s commercial real estate loan portfolio and also served on the executive management and loan committees.  Prior to that, Mr. Imperial held senior commercial lending positions with First Community Bank and SouthTrust Bank.  His work experience also includes 12 years in commercial and real estate lending at Wachovia Bank, N.A., and nine years at SunTrust Bank (formerly United Virginia Bank).  Mr. Imperial graduated from Old Dominion University with a Bachelor of Science in Business Administration.

Mr. Woods has four decades of banking experience in the Hampton Roads and Washington, D.C. metropolitan areas.  Most recently, Mr. Woods was a Special Assets Officer at Bank of the Commonwealth.  He served for ten years as Chief Lending Officer at CENIT Bank in Norfolk, Virginia, where he supervised all lending operations and chaired the loan committee for the $500 million institution.  Previously, he was an Executive Vice President and manager of the Metro D.C. real estate finance division at C&S Sovran Corp., where he oversaw a $1.5 billion commercial and residential loan portfolio.  He also served for ten years as a regional executive and manager of Sovran Bank’s Hampton Roads region.  Mr. Woods graduated from Old Dominion University with a Bachelor of Science in Business Administration.

Caution about Forward-Looking Statements

Certain information contained in this discussion may include “forward-looking statements.”  These forward-looking statements relate to the Company’s ability to return to profitability and create value for its shareholders, efficiently and effectively resolve its non-performing assets and maximize the value of its existing loan portfolio and have a strong lending team and framework in place for the future.  There can be no assurance that the Company will be able to return to profitability and create value for its shareholders, efficiently and effectively resolve its non-performing assets and maximize the value of its existing loan portfolio and have a strong lending team and framework in place for the future.  Factors that could cause actual events or results to differ significantly from those described in the forward-looking statements include, but are not limited to those described in the cautionary language included under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, as amended, and other filings made with the Securities and Exchange Commission.

About Hampton Roads Bankshares

Hampton Roads Bankshares, Inc. is a bank holding company that was formed in 2001 and is headquartered in Norfolk, Virginia.  The Company’s primary subsidiaries are Bank of Hampton Roads, which opened for business in 1987, and Shore Bank, which opened in 1961 (the “Banks”).  The Banks engage in general community and commercial banking business, targeting the needs of individuals and small to medium-sized businesses.  Currently, Bank of Hampton Roads operates forty-eight banking offices in Virginia and North Carolina doing business as Bank of Hampton Roads and Gateway Bank & Trust Co.  Shore Bank serves the Eastern Shore of Maryland and Virginia through eight banking offices and fifteen ATMs. Through various affiliates, the Banks also offer mortgage banking services, insurance, and investment products.  Shares of the Company’s common stock are traded on the NASDAQ Global Select Market under the symbol “HMPRD.”  Additional information about the Company and its subsidiaries can be found at www.hamptonroadsbanksharesinc.com.
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